CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

* * *  * *

IT IS HEREBY CERTIFIED THAT:

FIRST: The name of the corporation is Exotacar, Inc. (hereinafter called the “Corporation”).

SECOND: The Articles of Incorporation of the Corporation is hereby amended by striking out Article 1 thereof and by substituting in lieu of said Article the following new Article:

“1. The name of the corporation (hereinafter called the “Corporation”) is Phoenix Energy Resource Corporation”

THIRD: The Articles of Incorporation of the Corporation is hereby amended by adding the following to Article VI thereof:

“ARTICLE VI - CAPITAL STOCK:  The aggregate number of shares which this Corporation will have authority to issue is One Hundred and Five Million (105,000,000) par value $0.001 per share 100,000,000 of which will be designated “Common Stock” and Five Million (5,000,000) of which will be designated “Preferred Stock”.

1.           Common Stock.  Holders of the Corporation's Common Stock as a class, have equal ratable rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor and are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, are not redeemable and have no pre-emptive or similar rights; and holders of the Corporation's Common Stock have one non-cumulative vote for each share held of record on all matters to be voted on by the Corporation's stockholders.

2.           Preferred Stock.  The shares of Preferred Stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors.  The Board of Directors is hereby expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of Preferred Stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.”

3.           Forward Split. Upon the filing and effectiveness of these Articles of Amendment to the Articles of Incorporation with the Nevada Secretary of State, every one outstanding share of Common Stock shall be divided into and be eligible for exchange into fifty shares of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in these Articles of Amendment to the Articles of Incorporation. Except as set forth in these Articles of Amendment to the Articles of Incorporation, the capital of the Corporation will not be changed by reason of any amendment herein certified.”

FOURTH: The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the*articles of incorporation have voted in favor of the amendment is: 64%

FIFTH: Effective date of filing (optional):
_______________________________________________.
(must not be later than 90 days after the certificate is filed)

FIFTH: Officer Signature (Required):
____________________________________________________.

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Articles of Incorporation to be signed by its duly authorized officer this ___ day of _______ 2008.

By:
/s/ Rene Ronald Souullier
Name: Rene Ronald Soullier
Title: President